Exhibit 10.1

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into as of August 14, 2013, by and among Mercantile Bank Corporation, a Michigan corporation (“Mercantile”), and each of the shareholders listed on Schedule A to this Agreement (individually, a “Shareholder” and together, the “Shareholders”).

RECITALS

Firstbank Corporation (“Firstbank”) and Mercantile propose to enter into an Agreement and Plan of Merger, dated as of the date of this Agreement (the “Merger Agreement”), pursuant to which Firstbank will merge with and into Mercantile (the “Merger”). As an inducement to Mercantile’s willingness to enter into the Merger Agreement, each of the Shareholders is entering into this Agreement. Each Shareholder is the beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of such number of shares of the outstanding common stock, no par value, of Firstbank (“Firstbank Common Stock”) as is indicated next to each Shareholder’s name on Schedule A of this Agreement (the “Subject Shares”). Capitalized terms used in this Agreement but not defined have the meanings defined in the Merger Agreement.

AGREEMENT

The parties agree as follows:

1. Agreement to Retain Subject Shares.

(a) Transfer. (1) Except as contemplated by this Agreement or the Merger Agreement, during the period beginning on the date of this Agreement and ending on the earlier to occur of (A) the Effective Time and (B) the Expiration Date, each Shareholder agrees not to, directly or indirectly, sell, transfer, exchange or otherwise dispose of any of such Shareholder’s Subject Shares, and (2) each Shareholder agrees not to, directly or indirectly, grant any proxies or powers of attorney, deposit any of such Shareholder’s Subject Shares into a voting trust or enter into a voting agreement with respect to any of such Shareholder’s Subject Shares which is inconsistent with this Agreement. “Expiration Date” means the date of termination of the Merger Agreement in accordance with its terms.

(b) Permitted Transfers. This Agreement does not prohibit a transfer of each Shareholder’s Subject Shares to any family member, trust for the benefit of any family member or charitable organization to which contributions are deductible for federal income tax, estate, or gift purposes so long as the assignee or transferee agrees to be bound by the terms of this Agreement.

(c) Subject Shares. Each Shareholder agrees that any shares of Firstbank Common Stock that such Shareholder purchases or otherwise acquires beneficial ownership of after the date of this Agreement shall be considered “Subject Shares” subject to the terms and conditions of this Agreement. Any shares of Firstbank Common Stock held by any Shareholder, or over which any Shareholder has the power to vote, as a trustee or otherwise in a fiduciary capacity shall not be subject to this Agreement.

2. Agreement to Vote Subject Shares; Solicitation.

(a) At every meeting of the shareholders of Firstbank called with respect to any of the following, and at every adjournment of such meeting, each Shareholder shall be present at such meeting (in person or by proxy) and shall vote or consent all of such Shareholder’s Subject Shares (1) in favor of the Firstbank Shareholder Approval, (2) against any action, proposal, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Firstbank contained in the Merger Agreement or of the Shareholders contained in this Agreement, and (3) against the following actions or proposals: (A) any Firstbank Takeover Proposal (other than the Merger) or any proposal in opposition to approval of the Merger Agreement or in competition with or materially inconsistent with the Merger Agreement; (B) any change in the persons who constitute the Firstbank Board of Directors; (C) any material change in the present capitalization of Firstbank or any amendment of the articles of incorporation or bylaws of Firstbank; or (D) any other action or proposal involving Firstbank or any subsidiary of Firstbank that is intended, or could reasonably be expected, to prevent, impede, or interfere with the transactions contemplated by the Merger Agreement or could reasonably be expected to result in any of the conditions to Firstbank’s obligations under the Merger Agreement not being fulfilled.

(b) Each Shareholder agrees that, during the term of this Agreement, except as permitted under the Merger Agreement in his or her capacity as a director of Firstbank, such Shareholder shall not, directly or indirectly, (1) solicit, initiate, facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Firstbank Takeover Proposal, or (2) engage or enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person material non-public information in connection with any Firstbank Takeover Proposal, or otherwise cooperate with or assist or participate in, or encourage or knowingly facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make a Firstbank Takeover Proposal.

3. Termination. This Agreement shall terminate and have no further force and effect as of the earlier to occur of (a) the Effective Time and (b) the Expiration Date.

4. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) each Shareholder makes no agreement or understanding under this Agreement in any capacity other than in such Shareholder’s capacity as a beneficial owner of such Shareholder’s Subject Shares, (b) nothing in this Agreement shall be construed to limit or affect any action or inaction by each Shareholder acting in his or her capacity as a director or fiduciary of Firstbank, (c) each Shareholder shall have no liability to Mercantile or any of its Affiliates under this Agreement as a result of any action or inaction by such Shareholder acting in his capacity as a director or fiduciary of Firstbank, and (d) each Shareholder shall have no liability for the action or inaction of any other Shareholder.

5. Miscellaneous.

(a) Amendments and Waivers. Any term of this Agreement may be amended or waived with the written consent of the parties or their respective successors and assigns.

(b) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(c) Specific Performance. Each of the parties to this Agreement recognizes and acknowledges that a breach of any covenants or agreements contained in this Agreement will cause Mercantile to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore each of the parties to this Agreement agrees that in the event of any such breach Mercantile shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which they may be entitled, at law or in equity.

[SIGNATURE PAGE FOLLOWS]

Mercantile and each of the following Shareholders have executed this Agreement as of the date first above written.

MERCANTILE BANK CORPORATION

By:
Name:
Title:

SHAREHOLDERS

Name: Thomas R. Sullivan

Name: Thomas D. Dickinson

Name: David W. Fultz

Name: Jeff A. Gardner

Name: William E. Goggin

Name: Edward B. Grant

Name: Samuel A. Smith

[Signature Page to Voting Agreement]

SCHEDULE A

Ownership of Subject Shares

Shareholder Name	Number of Subject Shares

Thomas R. Sullivan	98,856.3093

Thomas D. Dickinson	17,663.1022

David W. Fultz	12,108.6345

Jeff A. Gardner	101,489.2013

William E. Goggin	47,561.2738

Edward B. Grant	20,025.4926

Samuel A. Smith	40,657.6500